EXHIBIT 99.2

 May 30, 2017

Dear Mr. Zeff:

The Board of Directors (the “Board”) of TSR, Inc. (“TSR” or the “Company”) has considered the interest of Zeff Capital L.P. (“Zeff Capital”) in acquiring all of the outstanding TSR Common Stock not already owned by Zeff Capital or its affiliates for $6.15 per share, in cash. The Board has determined that the Company will not pursue Zeff Capital’s proposal, and that it is in the best interests of the Company and its stockholders to remain independent and to continue to execute the Company’s business plans on a standalone basis. Delivering value to stockholders over the long term remains a paramount objective for the Board and the Company.

Very truly yours,

JOSEPH F. HUGHES